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                                                                   EXHIBIT 10.4

                      SERIES C CONVERTIBLE PREFERRED STOCK
                               PURCHASE AGREEMENT

                                 by and between

                             HIGH SPEED ACCESS CORP.
                                       and
                          VULCAN VENTURES, INCORPORATED


                                November 25, 1998



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                      SERIES C CONVERTIBLE PREFERRED STOCK
                               PURCHASE AGREEMENT


                  THIS SERIES C CONVERTIBLE PREFERRED STOCK PURCHASE AGREE MENT ("Agreement") is made and entered into as of the 25th day of November, 1998, by and between HIGH SPEED ACCESS CORP., a Delaware corporation ("Company"), and VULCAN VENTURES, INCORPORATED, a Washington corporation ("Investor");


                                   WITNESSETH:

                  WHEREAS, Company desires to sell and issue, and Investor desires to purchase and acquire, 2,500,000 shares of Company's authorized but unissued Series C Convertible Preferred Stock ("Series C Preferred Stock") and Company desires to offer to Investor and Investor desires to have the opportunity to purchase an additional 2,500,000 shares of Series C Preferred Stock, all upon the terms and subject to the conditions contained herein;

                  NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties herein contained, and intending to be legally bound, Company and Investor agree as follows:

         1.       Sale and Issuance of Series C Convertible Preferred Stock.

                  1.1 Company shall adopt and file with the Secretary of State of the State of Delaware on or before the Closing (as defined below) a Certificate of Amendment to the Certificate of Incorporation of Company in the form attached hereto as Exhibit A (the "Certificate of Amendment"). The Series C Preferred Stock will have the rights, preferences, privileges and restrictions set forth in the Certificate of Amendment.

                  1.2 Subject to the terms and conditions of this Agreement, at any time after the Closing, but on or before the second anniversary of the date hereof, at Company's option, evidenced by a resolution of its Board of Directors and upon ten (10) days prior written notice given by Company to Investor (unless waived in writing by Investor) (the "Post Closing Capital Call"), Investor agrees to purchase from Company, and Company agrees to sell, issue and deliver to Investor, 2,500,000 shares of Series C Preferred Stock at a price of Five Dollars ($5.00) per share, for an aggregate purchase price of Twelve Million Five Hundred Thousand Dollars ($12,500,000). Investor shall be, under no circumstances, obligated to purchase any shares of Series C Preferred Stock under this Agreement, and Company shall refrain from making the Post Closing Capital Call, if (A) Company has not performed in all material respects with all of the financial performance milestones of Company as set forth in Company's Business Plan as of October, 1998 attached to this Agreement as Exhibit B (the "Business Plan") or (B) the Company's Board of Directors has failed to reasonably demonstrate to Investor that Company is in need of cash proceeds from the sale of the Series C Preferred Stock subject to the Post Closing Capital Call, and such need is anticipated in the Business Plan and, in addition, the proceeds received pursuant to the Post Closing Capital Call shall


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not exceed the amount of cash capital required by Company during the immediately succeeding twelve (12) month period after the Post Closing Capital Call.
Investor may, at its option, [i] prepay the purchase price for all of the shares of Series C Preferred Stock at any time prior to Company making the Post Closing Capital Call with respect thereto by delivering the purchase price for the shares so purchased by wire transfer of immediately available funds to Company's account, and [ii] upon any liquidation, dissolution, or winding up of Company, purchase all of the shares of Series C Preferred Stock not theretofore purchased by Investor pursuant to this Agreement by delivering the purchase price for the shares so purchased by wire transfer of immediately available funds to Company's account. Company shall provide Investor with 45 days prior written notice of any such liquidation, dissolution or winding up. For purposes of [ii] above, any merger or consolidation of Company with or into any other corporation or entity or sale of all or substantially all of the assets of Company shall be deemed a liquidation, dissolution or winding up of Company, except for a merger or consolidation or sale of all or substantially all the assets or outstanding capital stock of Company in which the shareholders of Company immediately prior thereto shall, immediately thereafter, hold as a group the right to cast all of the votes of all holders of voting securities of the resulting or surviving corporation or entity on any matter on which any such holders of voting securities shall be entitled to vote.

                  1.3 [a] At any time after the Post Closing Capital Call shall have been made, but on or before the second anniversary of the date hereof, Company shall offer Investor, not more than six (6) months and not less than five (5) months prior to Company being in need of further cash capital, the right to purchase 2,500,000 additional shares of Series C Preferred Stock ("Additional Series C Shares") at a purchase price of $5.00 per share or such lesser price as the Board of Directors of Company shall determine to be the fair value of such Additional Series C Shares, which price will also be the price Company will otherwise sell such securities to other purchasers (the "Stated Value"). Investor shall have sixty (60) days after having received notice of such right from Company to exercise its right to purchase all of the Additional Series C Shares by delivering written notice of its intention to purchase such Shares to Company. If Investor declines to purchase all of the Additional Series C Shares and Company thereafter offers to sell the Additional Series C shares within the next succeeding six (6) month period at a purchase price less than the Stated Value, Investor shall have ten (10) days from the date of receiving delivery of written notice from Company of the offer at such lower price to purchase all such Additional Series C Shares at such lower price. Investor shall exercise its purchase of such Additional Series C Shares by delivering a written notice to Company. If all of the Additional Series C Shares are not fully subscribed by Investor within such sixty (60) day or ten (10) day period, as the case may be, the Additional Series C Shares may be offered for sale by Company in accordance with the subscription rights set forth in Section 5.A of the Shareholders Agreement (as defined in Section 3.1 below).

                      [b] At any time after the date hereof, Investor shall have the right, at its election, to purchase any number of Series C Shares which have not, as of such date, been issued at a purchase price of $5.00 per share. Investor may elect to exercise its right to purchase such Series C Shares pursuant to this Section 1.3[b] by delivering a written notice to Company and the purchase of the Additional Series C Shares shall be consummated within ten
(10) days after delivery thereof.

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                  1.4 The parties to this Agreement acknowledge that in
connection with the Post Closing Capital Call or any purchase of Additional Series C Shares pursuant to Section 1.3 hereof, the parties may be required to file Notification and Report Forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice, or otherwise comply with the provisions of the HSR Act. Each party agrees that in connection with the Post Closing Capital Call it will act in good faith to analyze and evaluate its obligations under the HSR Act. In the event either party reasonably determines that it is required to make any filing under the HSR Act in connection with the Post Closing Capital Call, it will so notify the other party and the other party will reasonably cooperate with the filing party, each party will expeditiously comply with its filing requirements and shall use its best efforts to obtain an early termination of the applicable waiting period. Notwithstanding any other provision of this Agreement, the time period during which the Post Closing Capital Call or any purchase of Additional Series C Shares pursuant to Section 1.3 hereof, must be made shall be tolled for the duration of any applicable HSR Act waiting period (and any related investigative period imposed by the Federal Trade Commission with respect to any such filing).

         2. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at 10:00 a.m. on November 25, 1998, at the offices of Wyatt, Tarrant & Combs, 2800 Citizens Plaza, Louisville, Kentucky, or at such other time, date, or place as shall be mutually agreed upon by the parties hereto in writing (the "Closing Date"). The Post Closing Capital Call and the purchase of Additional Series C Shares, if any, shall be consummated as contemplated by Section 1.2 and Section 1.3 above, respectively, by delivery of certificates representing the shares of Series C Preferred Stock Investor is purchasing against payment of the purchase price therefor in immediately available funds.

         3.       Closing Items.

                  3.1 At the Closing, Company shall deliver, or cause to be delivered, the following items:

                           [a] the Certificate of Incorporation of Company, as amended, including the Certificate of Amendment (the "Amended Certificate"), in the form attached hereto as Exhibit C certified by the Delaware Secretary of State;

                           [b] the Bylaws of Company, in the form attached hereto as Exhibit D ("Bylaws"), certified as to their due adoption and continued validity by the Secretary of Company;

                           [c] resolutions of the Board of Directors of Company authorizing the execution, delivery and consummation of this Agreement, the Registration Rights Agreement, the Shareholders Agreement, the Voting Agreement and the Series B Purchase Agreement, the Warrants (each as defined below), and the issuance of the shares of Series

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         C Preferred Stock, certified as to their due adoption and continued
         validity by the Secretary of Company;

                           [d] resolutions of the shareholders of Company authorizing the Amended Certificate, certified as to their due adoption and continued validity by the Secretary of Company;

                           [e] the Amended and Restated Registration Rights Agreement in the form attached hereto as Exhibit E ("Registration Rights Agreement") duly executed by Company and all other parties thereto, other than Investor;

                           [f] the Amended and Restated Shareholders Agreement in the form attached hereto as Exhibit F ("Shareholders Agreement") duly executed by Company and all other parties thereto, other than Investor;

                           [g] the Voting Agreement in the form attached hereto as Exhibit G (the "Voting Agreement") duly executed by Company and all other parties thereto, other than Investor;

                           [h] an opinion of Wyatt, Tarrant & Combs, counsel to Company, substantially in the form attached hereto as Exhibit H;

                           [i] the Series B Convertible Preferred Stock Purchase Agreement duly executed by Company and Investor in the form attached hereto as Exhibit I (the "Series B Purchase Agreement"); and

                           [j] the Warrants, in the form attached hereto as Exhibit J, duly executed by Company.

                  3.2 At the Closing, Investor shall execute and shall deliver, or cause to be delivered, the following items:

                           [a] the Registration Rights Agreement executed by
                  Investor;

                           [b] the Shareholders Agreement executed by Investor;

                           [c] the Voting Agreement executed by Investor;

                           [d] the Series B Purchase Agreement, and

                           [e] the Warrants.

                  3.3 At the time of the Post Closing Capital Call, and any purchase pursuant to Section 1.3, Company shall deliver a certificate of an officer of Company updating the representa tions and warranties of Company set forth in Section 5. of this Agreement and an updated Disclosure Letter; provided, however, that such updated representations and warranties, together with the updated Disclosure Letter, when considered as a whole, are not materially adverse from the


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representations and warranties given at the Closing and there is not a material adverse change in the financial performance of Company relative to the financial performance of Company as set forth in the Business Plan. Investor's obligation to purchase 2,500,000 shares of Series C Preferred Stock pursuant to the Post Closing Capital Call made in accordance with Section 1.2 shall otherwise be unconditional. All payments by Investor shall be made by wire transfer of immediately available funds to the account specified by Company. In the event that payment has not been made within fifteen (15) days of the date of the Post Closing Capital Call as set forth in a written notice sent by Company to Investor by facsimile transmission and overnight delivery, interest on the amount due shall accrue and be payable to Company at the rate of 10% per annum. In addition, in the event such payment has not been made within forty-five (45) days of the date of the Post Closing Capital Call, Company shall have the option for ninety (90) days after expiration of such forty-five (45) day period (the "Call") to purchase any or all of the shares of stock of Company owned by Investor at $5.00 per share, without interest (the "Call Purchase Price"). The closing (the "Call Closing") shall take place at a time and place mutually agreed upon by Investor and Company on or before the 120th day after written notice of exercise of the Call is given by Company to Investor, or if Investor and Company shall not agree on the time and place, the Call Closing shall take place at the principal office of Company in Louisville, Kentucky at 10:00 a.m. on the 120th day after written notice of exercise is given, unless such day is a Saturday, Sunday or holiday, in which case it shall occur on the next business day. Notwithstanding the foregoing, Company may unilaterally withdraw its exercise of the Call hereunder without obligation to Investor at any time within sixty (60) days after exercise of such Call by giving Investor written notice of such withdrawal.

         4. Further Assurances. Each party shall execute such additional documents and take such other actions as the other party may reasonably request to consummate the transactions contemplated hereby, and otherwise as may be necessary to effectively carry out the terms and provisions of this Agreement.

         5. Representations and Warranties of Company. Company represents and warrants to Investor as follows:

                  5.1 Corporate Standing. Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Company has all requisite power and authority to: (i) own, lease and operate its properties and to carry on its business as now being conducted and as presently proposed to be conducted; and (ii) to execute, deliver and perform this Agreement, the Series B Purchase Agreement, the Shareholders Agreement, the Registration Rights Agreement, the Voting Agreement, the Warrants and any other agreement to which Company is a party, the execution and delivery of which is contemplated hereby or thereby (the "Ancillary Agreements"). Each entity listed (each a "Company Subsidiary"; collectively referred to as the "Company Subsidiaries") in Section 5.1 and Section 5.7 of the disclosure letter dated the date hereof delivered by Company to Investor and attached hereto as Exhibit K (the "Disclosure Letter"), is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction

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of its incorporation. Each Company Subsidiary has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as presently proposed to be conducted. Company and each Company Subsidiary is duly qualified and is authorized to transact business and is in good standing as foreign corporation in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business, properties, prospects or financial condition.

                  5.2 Authorization; Binding Agreement. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Company. Each of this Agreement, each Ancillary Agreement and the Systems Agreements (as defined in Section 5.23 hereof) has been duly executed and delivered by Company and constitutes the legal, valid and binding obligation of Company enforceable against it in accordance with its terms except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors rights generally or (ii) general principals of equity (regardless of whether an enforceability is considered in a proceeding at law or in equity).

                  5.3 Capitalization. As of the Closing Date, the authorized capital stock of Company consists of (i) 50,000,000 Common Shares, $.01 par value per share ("Common Shares"), of which at the date hereof 4,000,000 shares are validly issued and outstanding, fully paid and nonas sessable and owned, beneficially and of record, as set forth in Section 5.3 of the Disclosure Letter, (ii) 5,000,000 shares of Series A Convertible Preferred Shares, $.01 par value per share ("Series A Preferred Stock"), of which at the date hereof 5,000,000 shares are validly issued and outstanding and fully paid and nonassessable and owned, beneficially and of record, as set forth in Section 5.3 of the Disclosure Letter, (iii) 10,000,000 Shares of Series B Convertible Preferred Shares, $.01 par value per share ("Series B Preferred Stock), of which at the date hereof 2,000,000 shares are validly issued and outstanding and fully paid and nonassessable and owned, beneficially and of record, as set forth in
Section 5.3 of the Disclosure Letter, and an additional 8,000,000 shares of which are being sold pursuant to the Series B Purchase Agreement, and (iv) 5,000,000 shares of Series C Convertible Preferred Shares, $.01 par value per share ("Series C Preferred Stock" and, together with the Series A Preferred Stock and the Series B Preferred Stock, the "Preferred Stock"), none of which is outstanding at the date hereof and up to 5,000,000 shares of which may be sold pursuant to this Agreement. 5,000,000 Common Shares have been duly and validly reserved for issuance upon conversion of the Series A Preferred Stock, 10,000,000 Common Shares have been duly and validly reserved for issuance upon conversion of the Series B Preferred Stock, 5,000,000 Common Shares have been duly and validly reserved for issuance upon conversion of the Series C Preferred Stock, 900,000 Common Shares have been duly and validly reserved for issuance under Company's 1998 Stock Option Plan, as referenced in Section 5.3 of the Disclosure Letter, and 5,000,000 Common Shares have been duly and validly reserved for issuance pursuant to the Warrants. The authorized, issued and outstanding shares of capital stock of each Company Subsidiary are as set forth in Section 5.3 of the Disclosure Letter. All of such issued and outstanding shares of capital stock of each Company Subsidiary are validly issued and outstanding, fully paid and nonassessable and owned, beneficially and of record, by Company free and clear of all liens, claims, and encumbrances. Except

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as set forth in Section 5.3 of the Disclosure Letter, the Ancillary Agreements,
and the Amended Certificate, there are outstanding no subscriptions, options, warrants, calls, commitments or rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agree ments or agreements of any character relating to shares of Company's or any Company Subsidiary's capital stock or any instruments that can be converted into or exchanged for shares of Company's or any Company Subsidiary's capital stock. None of the shares of Company's or any Company Subsidiary's capital stock have been issued in violation of any preemptive right. All issuances, sales, redemptions, transfers or purchases of the capital stock of Company and each Company Subsidiary and any involvement in any transfer of any such stock by Company or any Company Subsidiary have been in compliance with all applicable agreements and all applicable laws, including federal and state securities laws, and all taxes thereon, if any, have been paid. Except as set forth in Section
5.3 of the Disclosure Letter and for obligations of Company to redeem Series C Preferred Stock, as contemplated by Section 9.1 of this Agreement, there are no contractual obligations of Company to repurchase, redeem or otherwise acquire any shares of capital stock of Company or any Company Subsidiary. No bonds, debentures, notes or other indebtedness having the right to vote (or convert ible into or exercisable for securities having the right to vote) on any matters on which shareholders of Company may vote are issued or outstanding. Except for the Voting Agreement, neither Company nor any Company Subsidiary is a party or subject to any agreement or understanding, and, to Company's best knowledge, there is no agreement or understanding between any persons that affects or relates to the voting or giving of written consents with respect to any security or the voting by any director of Company or any Company Subsidiary.

                  5.4 Validly Issued Shares; Securities Exemption. The shares of Series C Preferred Stock to be issued, sold and delivered in accordance with the terms of this Agreement for the consideration set out herein, will, upon issuance in accordance with the terms hereof, be duly and validly issued, fully paid and nonassessable, free of restrictions on transfer other than restrictions on transfer under this Agreement, the Shareholders Agreement and under applicable federal and state securities laws (other than those created by Investor). The issuance of the Series C Preferred Stock to Investor pursuant to this Agreement will comply with all applicable laws, including federal and state securities laws, and will not violate the preemptive rights of any person. Without limiting the immediately preceding sentence, Company has not made a general solicitation of the public in connection with the offering and sale of the shares of Series C Preferred Stock to be issued hereunder. Moreover, the offering and sale of the Series C Preferred Stock to be issued hereunder will not be integrated with any previous securities offerings made by Company. The Common Shares issuable upon conversion of the Series C Preferred Stock being purchased under this Agreement, and upon issuance and exercise of the Warrants, will be, upon issuance and delivery in accordance with the terms of the Amended Certificate, duly and validly issued, fully paid and nonas sessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, the Warrants, the Shareholders Agreement and under applicable federal and state securities laws (other than those created by Investor). The issuance of the Common Shares upon conversion of the Series C Preferred Stock, and upon issuance and exercise of the Warrants, will comply with all applicable laws, including federal and state securities laws (assuming the accuracy of the representations set forth in Sections 6.2 through 6.5 of this Agreement as of the date of issuance of such Common Shares), and will not violate the preemptive rights of any person.

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                  5.5 No Conflict. The execution and delivery of this Agreement and any Ancillary Agreement do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of, any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation") pursuant to, any provision of the Amended Certificate or the Bylaws, or the certificate of incorporation or bylaws of any Company Subsidiary, or result in any Violation of any material lease, agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or any Company Subsidiary or Company's or any Company Subsidiary's properties or assets.

                  5.6 Contracts and Other Commitments; Compliance. Section 5.6 of the Disclosure Letter sets forth each network service agreement and each other material contract, agreement, lease, loan, commitment and proposed transaction to which Company or any Company Subsidiary is a party or is bound or which Company or any Company Subsidiary is seeking to be bound that is material to Company or any Company Subsidiary (the "Contracts"). Neither Company nor any Company Subsidiary is bound by any judgment, order, writ or decree. No event or condition has occurred or exists, or, to the knowledge of Company, is alleged by any of the other parties thereto to have occurred or existed, which constitutes, or with lapse of time or giving of notice or both might constitute, a default or breach under any Contract, which default is reasonably likely to result in a material adverse change in the financial condition, results of operation or business of Company. Company is not in violation or default of any provision of the Amended Certificate or the Bylaws, no Company Subsidiary is in violation or default of any provision of its certificate of incorporation or bylaws, and neither Company nor any Company Subsidiary is in violation or default in any respect of any provision of any Contract.

                  5.7 Subsidiaries. Except as set forth in Section 5.7 of the Disclosure Letter, Company does not own or control, directly or indirectly, any interest in any other corporation, partnership, limited liability company, association or other business entity. Neither Company nor any Company Subsidiary is a participant in any joint venture, partnership or similar arrangement.

                  5.8 Consents. No consent, approval, qualification, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or other third party is required by or with respect to Company in connection with the execution and delivery of this Agreement, or the consummation by Company of the transactions contemplated hereby, which has not already been obtained, except for notices of sale required to be filed with the Securities and Exchange Commission under Regulation D of the Securities Act of 1933, as amended (the "Securities Act"), or such filings as may be required under applicable state securities laws which will be timely filed within the applicable periods therefor.

                  5.9 Financial Statements. Company's unaudited consolidated balance sheet as of October 31, 1998, and the related unaudited statement of income for the period April 3, 1998


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through October 31, 1998 (the "Financial Statements"), are set forth in Section
5.9 of the Disclosure Letter. The Financial Statements were prepared in accordance with Generally Accepted Accounting Principles ("GAAP") (except for the omission of footnotes and other required schedules and information and year end accruals which are immaterial, in the aggregate, in amount); the balance sheet included in such Financial Statements fairly presents the financial condition of Company and its Subsidiaries as of October 31, 1998 and the statements of income included in such Financial Statements fairly present the results of operations of Company and the Company Subsidiaries for the period then ended. None of Company or any of the Company Subsidiaries has any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, which are not fully reflected or reserved against in the Financial Statements, except for liabilities that may have arisen in the ordinary course of business and that are not required by GAAP to be included in the Financial Statements.

                  5.10 Indebtedness for Borrowed Money; No Undisclosed Liabilities. Except as set forth in the Financial Statements, neither Company nor any Company Subsidiary has any direct or indirect indebtedness for borrowed money, indebtedness by way of lease-purchase arrangements, guarantees, chattel mortgages or other security arrangements with any bank, financial institution or other third party. Except as and to the extent reflected and adequately reserved against in the Financial Statements or incurred in the ordinary course of business since the date of the Financial Statements, as of the Closing Date, neither Company nor any Company Subsidiary will have any liability or obligation whatsoever, whether accrued, absolute, contingent or otherwise of a nature required by generally accepted accounting principles to be included in the Financial Statements.

                  5.11 Absence of Changes. Except as set forth in Section 5.11 of the Disclosure Letter, since October 31, 1998, there has not been:

                           [a] any change in the assets, liabilities, financial condition or operating results of Company or any Company Subsidiary from that reflected in the Financial Statements, except changes in the ordinary course of business or otherwise that have not, in the aggregate, materially and adversely affected the business, properties, prospects or financial condition of Company or any Company Subsidiary (as such business is presently conducted and as it is proposed to be conducted);

                           [b] any material damage, destruction or loss, whether or not covered by insurance, affecting the business, properties, prospects, or financial condition of Company or any Company Subsidiary (as such business is presently conducted and as it is presently proposed to be conducted);

                           [c] any waiver or compromise by Company or any Company Subsidiary of a valuable right or of a material debt owed to it;

                           [d] any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Company or any Company Subsidiary, except in the ordinary course of business and that is not material to the business, properties, or financial condition

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         of Company or any Company Subsidiary (as such business is presently conducted and as it is presently proposed to be conducted);

                           [e] any material change to a material contract or arrangement by which Company or any Company Subsidiary or any of their respective assets is bound or subject;

                           [f] any material change in any compensation arrangement or agreement with any employee or officer;

                           [g] any sale, assignment or transfer of any intangible assets;

                           [h] any resignation or termination of employment of any key officer of Company or any Company Subsidiary (and Company does not know of any impending resignation or termination of employment of any such officer);

                           [i] any mortgage, pledge, transfer of a security interest in, or lien, created by Company or any Company Subsidiary, with respect to any of its material properties or assets, except capital leases and liens for taxes not yet due or payable;

                           [j] any declaration, setting aside or payment of any dividend or other distribution of Company's assets in respect of any of Company's or any Company Subsid iary's capital stock (excluding, however, the accrual of dividends on the Preferred Stock), or any direct or indirect redemption, purchase, or other acquisition of any of such stock by Company or any Company Subsidiary;

                           [k] to the best of Company's knowledge, any other event or condition of any character that might materially and adversely affect the business, properties, prospects or financial condition of Company or any Company Subsidiary (as such business is presently conducted and as it is presently proposed to be conducted); or

                           [l] any agreement or commitment by Company or any Company Subsidiary to do any of the things described in this Section 5.11.

                  5.12     Title to Property and Assets; Leases.

                           [a] Neither Company nor any Company Subsidiary owns any real property in fee simple. Section 5.12 of the Disclosure Letter sets forth a complete and accurate list and description of all the real property that Company or any Company Subsidiary leases having lease payments, in the case of any single lease, in the aggregate of $15,000 or more per year. Neither Company nor any Company Subsidiary is bound or committed to make any capital improvement or expenditure exceeding $5,000 with respect to any individual parcel of leased real property.

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




                           [b] Except as set forth in Section 5.12 of the Disclosure Letter, Company and each Company Subsidiary has good, valid and marketable title to all the personal and mixed, tangible and intangible properties and assets which it purports to own, free and clear of all liens, restrictions, claims, charges, security interests, easements or other encumbrances of any nature whatsoever, except for liens for current taxes not yet due and payable and landlords' liens that are immaterial, individually or in the aggregate, in scope and amount. With respect to the property and assets that it leases, Company and each Company Subsidiary is in compliance with such leases and, to Company's best knowledge, holds a valid leasehold interest, free and clear of any liens, claims and encumbrances. All properties and assets of Company and each Company Subsidiary are in the possession or control of Company and such Company Subsidiary, respectively, and no other person is entitled to possession of any such properties and assets.

                  5.13 Legal Proceedings. Except as set forth in Section 5.13 of the Disclosure Letter, there are no claims of any kind or any actions, suits, proceedings, arbitrations or investiga tions pending or, to Company's best knowledge, threatened against or affecting Company or any Company Subsidiary against any asset, interest or right of Company or any Company Subsidiary or which questions the validity of the transactions contemplated by this Agreement.

                  5.14 Environmental Matters. Neither Company nor any Company Subsidiary is in violation in any material respect of any applicable statute, law or regulation relating to the environment or occupational health and safety (the "Environmental Laws") that would, individually, or, together with all other such violations in the aggregate, result in a material and adverse effect on the business and properties or financial condition of Company or any Company Subsidiary and Company has no knowledge of any material expenditures necessary to comply with the Environmen tal Laws.

                  5.15 Licenses and Permits; Compliance with Laws. Company and each Company Subsidiary holds all franchises, permits, licenses, variances, exemptions, orders and approvals of all governmental entities which are material to the operation of Company's and such Company Subsidiary's business and is in compliance in all material respects with the terms thereof. Company and each Company Subsidiary has complied in all material respects with, and is not in any default under (and has not been charged with or received notice with respect to, nor is threatened with or under investigation with respect to, any charge concerning any violation of any provision of) any federal, state or local law, regulation, ordinance, rule or order (whether executive, judicial, legislative or administrative) or any order, writ, injunction or decree of any court, agency or instrumentality, except for such defaults that, in the aggregate, would be immaterial to the business and properties or financial condition of Company or such Company Subsidiary, and no action, suit, proceeding, hearing, charge, claim, demand, or notice has been filed or commenced against Company or any Company Subsidiary alleging any failures to comply, except for such defaults which individually, or, together with all other such defaults, would not have a material adverse effect on the business and properties or financial condition of Company or any Company Subsidiary.

                  5.16 Employee Benefit Plans. Company has delivered or made available to Investor true, complete and correct copies of each employee benefit plan, including any profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Company or any Company Subsidiary (collectively "Benefit Plans"), or and any employment, consulting, severance, termination or indemnification agreement, arrangement or understanding between Company or any Company Subsidiary and any officer, director or employee of Company or such Company Subsidiary, or in the case of any unwritten Benefit Plans, descriptions thereof. Each Benefit Plan has been administered in all material respects in accordance with its terms and all applicable laws.

                  5.17     Labor Relations.

                           [a] Company and each Company Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and occupational safety and health;

                           [b] There is no unfair labor practice charge or complaint or any other matter against or involving Company or any Company Subsidiary pending or, to Company's best knowledge, threatened before the National Labor Relations Board, any other agency or any court of law;

                           [c] There is no labor strike, dispute, slowdown or stoppage actually pending or, to Company's best knowledge, threatened against Company or any Company Subsidiary;

                           [d] Neither Company nor any Company Subsidiary is a party to or bound by any collective bargaining agreement or any similar labor union arrangement; and

                           [e] There are no charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, color, religion, national origin, sexual preference, disability, handicap or veteran status) pending or, to Company's best knowledge, threatened, before the Equal Employment Opportunity Commission or any federal, state or local agency or court against Company or any Company Subsidiary. There are no pending governmental audits of the equal employment opportunity practices of Company or any Company Subsidiary and, to Company's best knowledge, no basis for any such claim exists.

                  5.18 Insurance. Company and each Company Subsidiary maintains insurance policies, including property, casualty, liability and other insurance with respect to its assets and business in amounts customary for similarly situated companies and sufficient in amount to allow it to replace any of its properties that might be damaged or destroyed. Neither Company nor any

Company Subsidiary is liable for any material retroactive premium adjustments with respect to any of its insurance policies or bonds. All such policies and bonds are legal, valid and enforceable and in full force and effect and neither Company nor any Company Subsidiary is in breach or default (including with respect to the payment of premiums or the giving of notices) and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration under the policy or received any notice of premium increases or cancellations with respect to any of such policies and bonds. Company believes the amount and type of Company's and each Company Subsidiary's insurance coverage is adequate for Company's and each Company Subsidiary's business and is consistent with good business practice.

                  5.19 Tax Matters. Company and each Company Subsidiary has timely filed or caused to be filed all federal, state, foreign and local income, franchise, gross receipts, payroll, sales, use, withholding, occupancy, excise, real and personal property, employment and other tax returns, tax information returns and reports ("Tax Returns") required to be filed and all such Tax Returns were correct and complete in all material respects. Company and each Company Subsidiary has paid, or made adequate provisions for the payment of, all taxes, duties or assessments of any nature whatsoever, interest payments, penalties and additions (whether or not reflected in the returns as filed) due and payable (and/or properly accruable for all periods ending on or before the date of this Agreement) to any city, county, state, foreign country, the United States or any other taxing authority. There are no security interests on any of the assets of Company or any Company Subsidiary that arise in connection with any failure (or alleged failure) to pay any tax. Company and each Company Subsidiary has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

                  5.20 Related Party Transactions. Except as set forth in
Section 5.20 of the Disclosure Letter, no employee, officer or holder of Company's capital stock or member of his or her immediate family is indebted to Company or any Company Subsidiary, nor is Company or any Company Subsidiary indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses, or advances with respect to expenses to be, incurred on behalf of Company or any Company Subsidiary, and (iii) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of Company). To the best of Company's knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which Company or any Company Subsidiary has a business relationship, or any firm or corporation that competes with Company or any Company Subsidiary, except that employees, stockholders, and officers of Company and members of their immediate families may own stock in publicly traded companies that may compete with Company or a Company Subsidiary.

                  5.21 Brokers' and Finders' Fees. Company has not employed any broker, finder or financial advisor or incurred any liability for fees or commissions payable to any broker, finder or financial advisor in connection with the negotiations relating to or the transactions contemplated by this Agreement.

                  5.22 Registration Rights. Except as set forth in Section 5.22 of the Disclosure Letter, neither Company nor any Company Subsidiary is presently under any obligation and has not granted any rights to register under the Securities Act any of its outstanding securities or any of its securities that may be subsequently issued.

                  5.23 Intellectual Property. Section 5.23 of the Disclosure Letter sets forth a complete and correct list of all intellectual property, including, without limitation, trademarks, service marks, patents, copyrights and applications, used in the conduct of the business of Company and each Company Subsidiary other than commercially available software programs. Company and the Company Subsidiaries either own or have properly licensed all rights necessary or required to provide and perform the services they now provide and perform, including, without limitation, all rights under or relating to any equipment, software or content that Company or any Company Subsidiary will use or provide in connection with the services to be performed by Company or any Company Subsidiary under the Network Services Agreements dated as of the date hereof among Company, Charter Communications, Inc. ("Charter") and Marcus Cable, Inc. ("Marcus"), the Systems Access and Investment Agreement dated as of the date hereof by and among Company, Investor, Charter and Marcus and the Programming Content Agreement dated as of the date hereof by and between Investor and Company (the "Systems Agreements"). Company's and each Company Subsidiary's provision or operation of such services will not violate or infringe any intellectual property laws or violate or infringe any rights of third parties. There is no complaint, action or proceeding before any court pending or, to Company's best knowledge, threatened against Company or any Company Subsidiary asserting that Company's or any Company Subsidiary's use of any intellectual property infringes the rights of any third party or otherwise contesting Company's and each Company Subsidiary's rights with respect to any intellectual property, and there is no basis for such assertion or contest. To Company's best knowledge, no third party is infringing on Company's or any Company Subsidiary's rights with respect to its intellectual property.

                  5.24 Material Facts. Company has provided Investor with all the information prepared by or for Company or otherwise in Company's possession that is responsive to inquiries made by Investor in deciding whether to purchase the Series C Preferred Stock. This Agreement and the documents or written statements furnished by Company to Investor in connection with the transactions contemplated hereby, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

         6. Representations and Warranties of Investor. Investor hereby represents and warrants to Company as follows:

                  6.1 Authorization; Binding Agreement. This Agreement, the Ancillary Agreements and the Systems Agreements to which Investor is a party have been duly authorized, executed and delivered by Investor and each constitute the legal, valid and binding obligation of Investor enforceable against Investor in accordance with their respective terms except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors rights generally or (ii) general principals of equity (regardless of whether an enforceability is considered in a proceeding at law or in equity).

                  6.2 Investment Representations. Investor is acquiring the Series C Preferred Stock and the Common Shares issuable upon conversion thereof (collectively the "Securities") solely for its own account as principal, for investment purposes only and not with a view to resale or distribution thereof in whole or in part, and Investor has no present intention of selling, granting any participation in, or otherwise distributing the Securities. No other person has a direct or indirect beneficial interest in the Securities to be acquired by Investor hereunder and Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to any third person, with respect to any of the Securities.

                  6.3 Accredited Investor; Residence. Investor is domiciled in the State of Washington and is an "accredited investor" as such term is defined under Regulation D of the Securities Act. Paul G. Allen owns beneficially and of record more than fifty percent (50%) of the outstanding voting securities of Investor.

                  6.4 Receipt of Information; Restricted Securities. Subject to the Registration Rights Agreement, Investor acknowledges that the Securities are not being and will not be registered under the Securities Act or the securities laws of any other jurisdiction in reliance on exemptions thereunder. The Securities have not been and will not be approved or disapproved by the Securities and Exchange Commission or any other governmental authority or agency of any jurisdiction. Investor represents that Investor has had an opportunity to ask questions and receive answers from Company regarding the terms and conditions of the offering of the Series C Preferred Stock and the business, properties, prospects, and financial condition of Company and to obtain additional information (to the extent Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to Investor or to which Investor had access. Investor's representations under this Section 6, however, shall not limit or modify the representations and warranties of Company in Section 5 of this Agreement or the right of Investor to rely thereon.

                  6.5 Investment Experience. Investor is experienced in evaluating and investing in private placement transactions of securities of companies in a similar stage or development, and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Series C Preferred Stock.

         7. Survival of Representations and Warranties. All representations and warranties contained in this Agreement by either party to this Agreement and any certificate or other instrument delivered by or on behalf of either party pursuant to this Agreement shall be continuous and shall survive the Closing and the issuance of all shares of Company's capital stock as contemplated hereunder. Each party shall have the right to rely on each other party's representations and warranties made herein, notwithstanding any investigation conducted by such party.

         8.       Indemnification.

                  8.1 Indemnification by Company. Company shall indemnify and reimburse Investor for any and all claims, losses, liabilities, damages (including, without limitation, fines, penalties, and criminal or civil judgments and settlements), costs (including, without limitation, court costs) and expenses (including, without limitation, reasonable attorneys' and accountants' fees) suffered or incurred by Investor, and any successors or assigns thereto as a result of, or with respect to:

                           [a] any breach or inaccuracy of any representation or warranty of Company set forth in Section 5 hereof or in any exhibit, schedule or annex to this Agreement;
                           [b] any breach of or noncompliance by Company with any covenant or agreement of Company contained in this Agreement; and

                           [c] any and all actions, suits, proceedings, claims, demands, assessments and judgments incident to any of the foregoing.

                  8.2 Limitation on Investor's Liability. The liability of Investor to Company with respect to any claims arising from the performance or breach of this Agreement by Investor shall be limited to the amount of the aggregate purchase price for the Series C Preferred Stock purchased or to be purchased by Investor under this Agreement.

         9. Covenants of Company. Company hereby covenants and agrees as follows:

                  9.1 Redemption Rights. Subject to the terms and provisions of the Amended Certificate, including without limitation, the rights of the Preferred Stock upon liquidation and dissolution, at any time and from time to time from and after November 25, 2003, but prior to a Qualified Public Offering (as defined in Section 9.5 of this Agreement), Investor shall have the right and option to sell to Company, and Company shall buy, Investor's shares of Series C Preferred Stock and any Common Shares into which such Series C Preferred Stock shall have been converted (the "Put") at a price per share (the "Put Purchase Price") equal to the greater of (a) $5.00 per share, plus accrued but unpaid dividends, whether or not declared, through the date of the Put Closing (as defined below), or (b) the fair market value per share as of the date Investor's written notice of exercise of the Put is given to Company (without application of any discount for lack of marketabili ty or minority position) as determined by a qualified, independent appraiser experienced in the valuation of shares of companies similar to Company (the "Qualified Appraiser") acceptable to both Company and Investor. If Investor and Company are unable to agree upon a Qualified Appraiser, each of them shall separately designate a Qualified Appraiser. Such Qualified Appraisers shall jointly designate a definitive Qualified Appraiser, and such definitive Qualified Appraiser's determination of such fair market value of Investor's shares of Company stock shall be conclusive and binding upon the parties. The fees and expenses of the definitive Qualified Appraiser shall be borne equally by Company and Investor. The closing (the "Put Closing") shall take place at a time and place mutually agreed upon by Investor and Company on or before the 120th day after written notice of exercise of the Put is given to Company by Investor, or if Investor and Company shall not agree on the time and place, the Put Closing shall take place at the principal office of Company in Louisville, Kentucky at 10:00 a.m. on the 120th day after written notice of exercise is given, unless such day is a Saturday, Sunday or holiday, in which case it shall occur on the next business day. The Put Purchase Price shall be paid in cash at the Put Closing. Notwithstanding the provisions of the first sentence of this Section 9.1, in the event that any person or entity exercises a put right with respect to any equity securities of Company on a date earlier than November 25, 2003, the right of Investor to exercise the Put shall automatically be accelerated to such earlier date.

                  9.2 Reservation of Shares. On and after the Closing Date, Company will reserve and keep reserved at all times sufficient Common Shares for issuance upon conversion of the Series C Preferred Stock. Immediately prior to the occurrence of any event that would cause the number of Common Shares or type of securities into which the Series C Preferred Stock would be convertible to be adjusted, the Company shall take any and all actions necessary to permit such conversion. Upon conversion of any shares of Series C Preferred Stock, Company will promptly issue and deliver the Common Shares required to be delivered.

                  9.3 Financial Reporting. For periods commencing on or after the Closing Date, Company shall deliver or cause to be delivered to Investor, on a monthly basis, monthly and year-to-date balance sheets and income and cash flow statements (each as compared to budget and the comparable prior year period), and a monthly written summary of operations. Such monthly reports shall be provided on or before thirty (30) days following the end of each month. Not later than thirty (30) days prior to the end of each fiscal year, Company shall provide a business plan and projections for the next fiscal year. Annual audits of the Company's financial statements for periods commencing on or after January 1, 1998 shall be performed by PriceWaterhouseCoopers LLP, or another independent accounting firm approved by the audit committee of Company's Board of Directors, and copies thereof shall be delivered to Investor on or before the 120th day following the end of Company's fiscal year.

                  9.4 Use of Proceeds. The proceeds from the sale of the Series C Preferred Stock pursuant to this Agreement shall be used by Company for working capital or for any other purpose approved by the Board of Directors of Company, subject to the requirements of Section 9.5 hereof.

                  9.5      Prohibited Matters.

                           [a] From and after the date hereof, Company shall not, without the consent of a majority of each class or series of the then outstanding Preferred Stock, voting as a separate class or series (with each share having one vote):

                                    [i] Effect a liquidation or dissolution or
                  winding up of business or a substantial change in the nature of Company's business;

                                    [ii] Amend the Amended Certificate or the
                  Bylaws, except for an amendment to the Amended Certificate to increase the number of authorized

                  Common Shares in connection with (x) a Qualified Public Offering, or (y) employee or director stock option plans approved by the Board of Directors of Company (such increase not to exceed in the aggregate 3,000,000 shares) or (z) an issuance upon conversion of the Preferred Stock;

                                    [iii] Redeem or pay any dividend or
                  distribution on the Common Shares or any capital stock of Company ranking junior to the Series C Preferred Stock and, if ranking pari passu, without redeeming and or paying an equal dividend on the Series C Preferred Stock;

                                    [iv] Issue any class or series of equity
                  securities or additional shares of existing classes or series, or equivalents thereof or rights convertible thereinto or exchangeable therefor except (w) pursuant to employee or director stock option plans approved by the Board of Directors of Company, any such issuances in this subsection (w) not to exceed in the aggregate 3,000,000 shares, (x) upon conver sion of the Preferred Stock, (y) in a Qualified Public Offering, or
                  (z) pursuant to the exercise of Warrants;

                                    [v] Repay or make any shareholder loans
                  except as set forth in Section 9.5 of the Disclosure Letter;

                                    [vi] Except for (x) transactions in the
                  ordinary course of business between Company and its officers, directors and employees relating to compensation (such amount to be commercially reasonable and generally consistent with the Business Plan), (y) transactions pursuant to the Systems Agreements and any amendments, extensions, revisions or other agreements made pursuant thereto, or (z) as set forth in
                  Section 5.20 of the Disclosure Letter, engage in any transactions with "affiliates", which for the purposes of this
                  Section 9.5[vi] only shall mean (A) any director or officer of Company or holder of Company's capital stock, (B) any person or entity, directly or indirectly, controlling, controlled by or under common control with any such person or entity, and
                  (C) in the case of a natural person, members of his or her immediate family or a trust for their benefit;

                                    [vii] Effect any transaction, including,
                  without limitation, the issuance of any shares of stock or rights to acquire shares of stock, which would result in a change in ownership of more than fifty percent (50%) of Company's outstanding Common Shares on an as-if fully converted basis, except for a Qualified Public Offering, or effect any merger or sale of Company or substantially all its assets;

                                    [viii] Acquire any assets not in the
                  ordinary course, or capital stock, partnership, membership or any other equity interest, or any interest convertible thereinto or exchangeable therefor, in any entity for a purchase price in excess of $2.5 million, or engage in more than one of any of such transactions for an aggregate purchase price in excess of $7.5 million; or

                                    [ix] Take any other action that,
                  individually or together with any other action, would materially and adversely affect the holders of the Preferred Stock, it being acknowledged by Company and Investor that a Qualified Public Offering shall not be deemed to materially and adversely affect the Preferred Stock.

         For purposes of this Agreement, a "Qualified Public Offering" shall mean an underwritten public offering of Common Shares, initiated by resolution of its Board of Directors, at a per share price of at least $7.50 (as proportionately and appropriately adjusted to reflect any subdivision, reverse split or recapitalization of the Common Shares after the date hereof) and aggregate gross proceeds of not less than $50 million to Company, which has been made pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act.

                           [b] Notwithstanding the provisions of Section 9.5[a]
above:

                                    [i] In the event there has been one or more
                  transfers by Broadband (defined as Broadband Solutions, LLC ("Broadband I") and Broadband Solutions II, LLC ("Broadband II") considered together) of more than, in the aggregate, 30% of the total number of shares of Preferred Stock owned by Broadband immediately succeeding the Closing, together with any Series C Preferred Stock purchased subsequent to the Closing, to one or more non-Affiliates of Broadband I or Broadband II, then Company shall not thereafter require the consent of the holders of the majority of shares of any class or series of Preferred Stock controlled by Broadband to effect any of the "prohibited matters" referred to in Section 9.5[a]. For purposes of this paragraph, any transfer by Broadband I or Broadband II to River Cities Capital Fund ("River Cities") shall not constitute a transfer to a non-Affiliate of Broadband I or Broadband II if River Cities grants an irrevocable proxy to Broadband to vote on all matters, but any subsequent transfer by River Cities (other than to its partners and so long as they grant a proxy to Broadband) shall constitute a transfer to a non-Affiliate, unless such subsequent transferee is an Affiliate of Broadband.

                                    [ii] In the event that there has been one or
                  more transfers by Investor of more than, in the aggregate, 30% of the total number of shares of Preferred Stock owned by Investor immediately succeeding the Closing, together with any Series C Preferred Stock purchased subsequent to the Closing, to one or more non-Affiliates of Investor, then Company shall not thereafter require the consent of holders of the majority of shares of any class or series of Preferred Stock controlled by Investor to effect any of the "prohibited matters" referred to in Section 9.5[a].

                           [c] For the purposes of this Section 9, unless
                  otherwise provided in this Section 9.5, an Affiliate shall mean [i] with respect to Broadband, any entities or persons controlling, controlled by or under common control with Broadband I or Broadband II or any or all of its members, each existing as of the date hereof, directly or indirectly, either individually or as a group, or any member of Broadband I or Broadband II, each existing as of the date hereof, or such person's lineal descen dants, ancestors or spouses of any of them, or a trust or family limited partnership or any estate or tax planning vehicle established for its or their benefit, and [ii] with respect to Investor, any entities or persons controlled, directly, by Paul G. Allen, or any entities or persons in which Paul G. Allen, either individually or through an entity which he controls, holds an equity investment of not less than One Hundred Million Dollars ($100,000,000) in value.

         10. Public Statements. Except as required by law, neither Company nor Investor shall, without the prior written approval of the other party hereto, make any press release or other public announcement concerning the transactions contemplated by this Agreement. Investor and Company may disclose information with respect to the transaction contemplated hereby to their respective employees, agents, consultants and third parties only to the extent such persons have a need to know such information or as may be required by law, rule, regulation, decree or court order.

         11. Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be mailed by first class, registered, or certified mail, postage prepaid, or sent via overnight courier service, or delivered personally and sent by facsimile:

         If to Investor:                          Vulcan Ventures, Incorporated
                                                  Attention:  William D. Savoy
                                                  110 110th Avenue N.E.
                                                  Bellevue, Washington 98004
                                                  Telecopy No:  (425) 453-1985

         If to Company, to:                       High Speed Access Corp.
                                                  Suite 210
                                                  1000 West Ormsby Avenue
                                                  Louisville, KY  40210
                                                  Telecopy No.: (502) 515-3101

         With a copy to:                          John G. Hundley, Esq.
                                                  High Speed Access Corp.
                                                  Suite 210
                                                  1000 West Ormsby Avenue
                                                  Louisville, KY  40210
                                                  Telecopy No.: (502) 515-3101
or to such other address of which the addressee shall have notified the sender in writing. Notices mailed in accordance with this section shall be deemed given when mailed, and notices sent by overnight courier service shall be deemed given when placed in the hands of a representative of such service.

         12. Parties in Interest; Assignment. Except as otherwise provided herein, all covenants and agreements contained in this Agreement by or on behalf of either party to this Agreement shall bind and inure to the benefit of their respective heirs, executors, successors, and assigns, whether so expressed or not. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto and their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. This Agreement is not assignable (whether by merger, operation of law or otherwise) and any purported assignment shall be null and void; provided, however, that Investor may assign its rights, but not its obligations, hereunder to an Affiliate of Investor, as defined in Section 9.5[c][ii].

         13. Construction; Governing Law. The section headings contained in this Agreement are inserted as a matter of convenience and shall not affect in any way the construction of the terms of this Agreement. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

         14. Entire Agreement; Amendment and Waiver. This Agreement, including the Disclosure Letter and Exhibits hereto, constitutes and contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes any prior writing by the parties. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Company and Investor (or its permitted assigns). Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities have been converted), each future holder of all such securities, and Company.

         15. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions.

         16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.


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         17. Expenses. Company agrees, upon consummation of the transactions contemplated by this Agreement, to pay all reasonable legal and out-of-pocket expenses of Irell & Manella LLP and Paul, Hastings, Janofsky & Walker LLP in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereunder and thereunder.

         18. Time of Essence. Time is of the essence to the performance of the obligations set forth in this Agreement.

         19. Attorneys' Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or any Ancillary Agreement, the substantially prevailing party shall be entitled to reasonable attorneys' fees, costs, and disbursements in addition to any other relief to which such party may be entitled.

         20. Best Knowledge. For purposes of this Agreement, the phrase "to Company's best knowledge" or words of similar import shall mean the actual knowledge of the executive officers of Company after making reasonable inquiry with respect to the relevant subject.

                  IN WITNESS WHEREOF, Company and Investor have caused this Agreement to be executed as of the day and year first written above.

                                    "COMPANY"

                                    HIGH SPEED ACCESS CORP.


                                    By: /s/ Robert S. Saunders
                                       ________________________________

                                    Title: Vice Chairman
                                          _______________________________



                                    "INVESTOR"

                                    VULCAN VENTURES, INCORPORATED


                                    By: /s/ William D. Savoy
                                        ________________________________

                                    Title: Vice President
                                           ______________________________

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